Exhibit (d)(5)

NON-EXCHANGE AGREEMENT

This NON-EXCHANGE AGREEMENT (this “Agreement”), dated as of September 27, 2014, is entered into by and among Encana Corporation, a Canadian corporation (“Parent”), Alenco Acquisition Company Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), the individual set forth on Schedule A (“Partner”), and Athlon Energy Inc., a Delaware corporation (the “Company”).

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

1.1. Athlon Holdings LP Units.

(a) Partner is the record or beneficial owner of that number of units of Athlon Holdings LP (“Units”) set forth opposite Partner’s name on Schedule A (all such Units set forth on Schedule A, together with any Units that are hereafter issued to or otherwise acquired by Partner, or for which Partner otherwise becomes the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), prior to the termination of this Agreement being referred to herein as the “Subject Units”). Pursuant to that certain Exchange Agreement, dated as of August 7, 2013 and as thereafter amended, among Partner, the Company and certain of the other partners of Athlon Holdings LP (the “Exchange Agreement”), each Subject Unit is exchangeable, at the option of Partner, for one share of common stock of the Company, subject to adjustment as provided therein.

(b) Notwithstanding Section 2.1(a) of the Exchange Agreement, Partner hereby agrees that Partner shall not exchange any of the Subject Units for shares of Common Stock prior to consummation of the Offer. Immediately following consummation of the Offer, Partner hereby agrees, subject to Section 1.1(c), that Partner shall take all actions as are necessary to exchange all of the Subject Units for shares of Common Stock pursuant to the Exchange Agreement (the “Exchange”). To the extent Partner does not cause the Exchange to be effected as contemplated by the preceding sentence, Partner agrees that this Section 1.1 shall serve as Partner’s Election of Exchange pursuant to the Exchange Agreement and Partner shall be deemed to have exercised Partner’s rights under the Exchange Agreement and effected the Exchange in respect of all of the Units immediately prior to the Effective Time, whereupon the Units shall cease to be outstanding.

(c) Notwithstanding Section 1.1(b) hereof, subject to consummation of the Offer, Parent shall have the right (but not the obligation) to purchase or to cause one of its Affiliates to purchase, all of the Subject Units from Partner for an amount in cash per Unit equal to the Offer Price (the aggregate thereof, the “Purchase Price”). Parent shall provide written notice to Partner of its intent to exercise its right hereunder at or prior to the Offer Acceptance Time. Closing of the purchase of the Subject Units pursuant to this Section 1.1(c) shall occur immediately prior to the Effective Time (the “Closing”) and, substantially concurrent with the Closing, Parent shall deposit or cause to be deposited with the Paying Agent cash in an amount equal to the Purchase Price, which shall be paid by the Paying Agent to Partner promptly following the Effective Time. If Parent exercises its right to purchase the Subject Units pursuant to this Section 1.1(c), the Exchange shall not occur. If Parent purchases any Units pursuant to this Section 1.1(c), Parent shall have the right (but not the obligation) to exchange each such Unit for one newly issued share of Company common stock, as if Parent was a partner party to the Exchange Agreement, with such share of Company common stock being issued and delivered by the Company to Parent forthwith.”

(d) Each of Partner and the Company hereby agrees that this Section 1.1 is its written consent pursuant to Section 4.7 of the Exchange Agreement to amend the Exchange Agreement in the manner provided herein.

1.2. Tax Receivable Agreement.

(a) Partner is a party to that certain Tax Receivable Agreement, dated as of August 7, 2013 and as thereafter amended, among Partner, the Company and certain of the other partners of Athlon Holdings LP (the “TRA”).

(b) Notwithstanding Section 4.04 of the TRA, Partner hereby agrees that Partner shall not exercise its Early Payment Right (as defined in the TRA) with respect to the Subject Units prior to the Effective Time.

(c) Each of Partner and the Company hereby agree that as of immediately prior to the Effective Time the TRA shall be terminated and thereafter the TRA shall be forever void and of no further force or effect.

(d) The Company hereby agrees to pay Partner the amount in cash set forth on Schedule A (the “TRA Consideration”), in consideration for all amounts due and payable to Partner in respect of the TRA. Parent shall deposit or cause to be deposited with the Paying Agent cash in an amount equal to the TRA Consideration, which shall be paid by the Paying Agent to Partner promptly following the Effective Time.

(e) Each of Partner and the Company hereby agrees that this Section 1.2 is its written consent pursuant to Section 7.06 of the TRA to amend the TRA in the manner provided herein.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARTNER

Partner represents and warrants to Parent and Acquisition Sub that:

2.1. Authorization; Binding Agreement. Partner has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby. Partner has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by Partner, and constitutes a valid and binding obligation of Partner enforceable against Partner in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”).

2.2. Non-Contravention. The execution and delivery of this Agreement by Partner does not, and the performance by Partner of its obligations hereunder and the consummation by Partner of the transactions contemplated hereby will not (a) violate any laws applicable to Partner or the Subject Units, or (b) except as may be required by the Securities Act, the Exchange Act or other applicable securities laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Liens (except pursuant to this Agreement itself) on any of the Subject Units pursuant to, any Contract or other instrument binding on Partner or the Subject Units or any Applicable Law, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the consummation by Partner of the transactions contemplated by this Agreement.

2.3. Ownership of Units. Partner is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Units and has good and marketable title to the Subject Units free and clear of any Lien (including any restriction on the right to vote or otherwise transfer the Subject Units), except as (a) provided hereunder, (b) under the Exchange Agreement and (c) pursuant to any applicable restrictions on transfer under the Securities Act. The Subject Units listed on Schedule A opposite Partner’s name constitute all of the Units owned by Partner as of the date hereof. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Units.

2.4. Reliance. Partner has had the opportunity to review the Merger Agreement and this Agreement with counsel of Partner’s own choosing. Partner understands and acknowledges that Parent and Acquisition Sub are entering into the Merger Agreement in reliance upon Partner’s execution, delivery and performance of this Agreement.

2.5. Absence of Litigation. With respect to Partner, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Partner, threatened against, Partner or any of Partner’s properties or assets (including the Subject Units) that could reasonably be expected to prevent, delay or impair the ability of Partner to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Each of Parent and Acquisition Sub represents and warrants to Partner that:

3.1. Organization; Authorization. Each of Parent and Acquisition Sub is a corporation duly incorporated, validly existing and, where such concept is recognized, in good standing under the laws of the jurisdiction of its incorporation. The consummation of the transactions contemplated hereby are within Parent’s and Acquisition Sub’s respective corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and Acquisition Sub. Each of Parent and Acquisition Sub has full power and authority to execute, deliver and perform this Agreement.

3.2. Non-Contravention. The execution and delivery of this Agreement by each of Parent and Acquisition Sub does not, and the performance by Parent and Acquisition Sub of their obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will not (a) violate any laws applicable to Parent or Acquisition Sub or by which Parent or Acquisition Sub or any of their respective properties is bound, (b) except as set forth in the Merger Agreement, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Liens on Parent or Acquisition Sub or any of their respective properties, pursuant to any Contract or other instrument binding on Parent or Acquisition Sub or by which they or their respective properties is bound, or any Applicable Law or (c) violate any provision of Parent’s or Acquisition Sub’s respective organizational or formation documents, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the consummation by Parent or Acquisition Sub of the transactions contemplated by this Agreement.

3.3. Binding Agreement. This Agreement has been duly authorized, executed and delivered by each of Parent and Acquisition Sub and constitutes a valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1. Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered in person, (b) upon confirmation of receipt, when transmitted by facsimile or email, (c) on receipt, after dispatch by registered or certified mail, postage prepaid, or (d) on the next Business Day, if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows: (i) if to Parent or Acquisition Sub, in accordance with the provisions of the Merger Agreement, and

(ii) if to Partner, to Partner’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as Partner may hereafter specify in writing to Parent for the purpose by notice to Parent or Acquisition Sub.

4.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 4.2 shall relieve any party from liability for any fraud or willful and material breach of this Agreement prior to termination hereof, and (y) the provisions of this Article IV shall survive any termination of this Agreement.

4.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent and Acquisition Sub may transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, however, that such transfer or assignment shall not relieve Parent or Acquisition Sub of any of its respective obligations hereunder. Any purported assignment in violation of this Section 4.4 shall be void.

4.5. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by Applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

4.6. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

4.7. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.

4.8. Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

4.9. Specific Performance. The parties hereto agree that Parent and Acquisition Sub would be irreparably damaged if for any reason Partner fails to perform any of its obligations under this Agreement and that Parent may not have an adequate remedy at law for money damages in such event. Accordingly, Parent and Acquisition Sub shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

4.10. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11. No Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

4.12. Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13. Interpretation. Each capitalized term that is used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement. Unless the context otherwise requires, as used in this Agreement: (a) the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the use of the word “or” shall not be exclusive unless expressly indicated otherwise; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (d) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, (e) words denoting either gender shall include both genders as the context requires; (f) where a word or phrase is defined herein or in the Merger Agreement, each of its other grammatical forms shall have a corresponding meaning; (g) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement; (h) time is of the essence with respect to the performance of this Agreement; (i) the word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns; (j) a reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation; and (k) the word “will” shall be construed to have the same meaning and effect as the word “shall.”

4.15. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ENCANA CORPORATION

By:
Name:
Title:

ALENCO ACQUISITION COMPANY INC.

By:
Name:
Title:

ATHLON ENERGY INC.

By:
Robert C. Reeves
President and Chief Executive Officer

[Signature Page to Non-Exchange Agreement]

PARTNER

Name:

Address:

Email:

[Signature Page to Non-Exchange Agreement]